UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2024

Velo3D, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39757	98-1556965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2710 Lakeview Court,
Fremont,	California	94538
(Address of principal executive offices)		(Zip Code)

(408) 610-3915

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2024, the Board of Directors (the “Board”) of Velo3D, Inc. (the “Company”) increased the size of the Board from nine to ten directors. On September 26, 2024 (the “Appointment Date”), the Board formally appointed Darryl C. Porter as an independent director (“Independent Director”) of the Company to fill the newly created vacancy, effective immediately. Mr.Porter was designated as a class III director in accordance with the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws to serve a term expiring at the Company’s 2027 Annual Meeting of Stockholders, and will serve in such capacity until his successor is duly elected and qualified or until the expiration or termination of this Director Agreement (as defined below) or his earlier death, incapacitation, resignation or removal. Mr. Porter has not yet been appointed to any committee of the Board.

Mr. Porter is an executive and entrepreneur with over 35 years of experience in business, legal and creative fields, particularly in licensing, intellectual property, litigation management, entertainment and new media. Mr. Porter founded and has served as the chief executive officer of Port Lucida, Inc. (formerly known as Iconic Spectrum, LLC) since 1996. Port Lucida, Inc. is an intellectual property management and multi-media production company. From August 2020 to August 2024, Mr. Porter was a member of the board of directors of iMedia Brands, Inc. Mr. Porter has a Bachelor of Science from DePaul University and a Juris Doctorate from University of Illinois.

In connection with Mr. Porter’s appointment, on the Appointment Date, the Company entered into an Independent Director Agreement (“Director Agreement”) with Mr. Porter. Pursuant to the Director Agreement, Mr. Porter agreed to serve as an Independent Director of the Company and to perform the duties consistent with such position pursuant to the Company’s organizational documents and the laws of such organizational documents. Mr. Porter shall serve as a member of one or more committees of the Board, as requested by the Company or a majority of the Board, provided he is qualified to serve on such committees. The term of the Director Agreement continues until such time as Mr. Porter resigns or is removed by the Company, with or without cause.

The Director Agreement provides that Mr. Porter shall receive a fee of $40,000 for each month and a payment of $7,000 for each day in which he is required to spend more than four hours addressing matters that are outside the scope of normal director duties. The Company also agreed to reimburse or cause one or more of its subsidiaries to reimburse Mr. Porter for reasonable and documented out-of-pocket expenses incurred in good faith in the performance of his duties for the Company.

The Director Agreement contains indemnification provisions pursuant to which the Company shall indemnify Mr. Porter to the fullest extent authorized by Delaware law, provided that Mr. Porter did not engage in gross negligence or willful misconduct, and in the case of criminal proceedings, that he had no reasonable cause to believe his conduct was unlawful. The Company may be required to, among other things, indemnify Mr. Porter for certain expenses, liabilities, and losses (including, without limitation, attorneys’ fees, retainers, expert and witness fees) actually and reasonably incurred by Mr. Porter in connection with any proceeding in which he is involved by reason of his role as a director of the Company. Additionally, the Company will advance defense costs to Mr. Porter, subject to an unsecured undertaking to repay such amounts if it is ultimately determined that he is not entitled to indemnification.

The Director Agreement also contains customary confidentiality provisions, customary representations and warranties by the parties and other customary miscellaneous provisions.

There are no family relationships between Mr. Porter and any director or executive officer of the Company, and except as described above, there are no arrangements or understandings between Mr. Porter and any other person pursuant to which he was elected as a director or transactions in which Mr. Porter has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Director Agreement is not complete and is qualified in its entirety by reference to the complete terms and conditions as set forth in the Director Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Independent Director Agreement, dated September 26, 2024, by and between the Company and Darryl Porter
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Velo3D, Inc.

Date:	September 30, 2024	By:	/s/ Bradley Kreger
		Name:	Bradley Kreger
		Title:	Chief Executive Officer